Exhibit (a)(26)

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PROSPECTUS SUPPLEMENT

PUBLIC TENDER OFFER
SHARES OF
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.

PUBLICLY TRADED STOCK CORPORATION
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N°9
AND
THROUGH THIS OF
TELEFÓNICA LARGA DISTANCIA S.A.
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N° 456
BY
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA OFFERS TO BUY A TOTAL OF 486,001,923 SHARES OF SERIES A COMMON STOCK AND 41,422,151 SHARES OF SERIES B COMMON STOCK OF COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A., EQUIVALENT TO 100% OF THE SHARES ISSUED BY THAT COMPANY NOT OWNED BY THE BIDDER OR ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., AT THE PRICE OF $CLP1,000 PESOS FOR EACH SHARE OF SERIES A AND $CLP900 PESOS FOR EACH SHARE OF SERIES B, THROUGH A PUBLIC TENDER OFFER OF SHARES, UNDER THE TERMS AND CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE CORRESPONDING NOTICE, AVAILABLE TO STAKEHOLDERS AND OTHERS AS PROVIDED BY THE SECURITIES EXCHANGE LAW AND THE SUPERINTENDENCY OF SECURITIES AND INSURANCE. AS OF THIS DATE TELEFÓNICA INTERNACIONAL HOLDING LIMITADA, TOGETHER WITH ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., HOLD 387,993,524 SERIES A, SHARES AND 41,739,487 SERIES B SHARES OF COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.
The prospectus and this prospectus supplement have been prepared by Santander Investment S.A. Corredores de Bolsa, hereinafter the “Administrator of the Offer”, together with Inversiones Telefónica Internacional Holding Limitada, in order to deliver background of a general nature about the offer as described therein, so that each of the shareholders of Compañía de Telecomunicaciones de Chile S.A., independently, may assess and decide on whether to participate in such offer. The financial information used in the preparation of this prospectus has not been independently verified by Inversiones Telefónica Internacional Holding Limitada nor by the Administrator of the tender offer, and such parties bear no responsibility for such information. The terms and conditions of the offer are contained in the Notice of Offer to Purchase for Cash of Compañía de Telecomunicaciones de Chile S.A. published in the daily newspapers El Mercurio of Santiago and La Tercera on September 16, 2008, and in this prospectus.
ADMINISTRATOR OF THE TENDER OFFER AND FINANCIAL ADVISORS
In the event of any doubts concerning this prospectus or for further more information about the terms and conditions of the public tender offer, interested parties can contact Santander Investment S.A. Corredores de Bolsa by telephone at (56 2) 336 3400 or by post at the following address: Bandera 140, Floor 12, borough and city of Santiago.

SANTIAGO, OCTOBER 1, 2008

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Pursuant to the SVS instructions delivered by means of Ordinary Notice No. 25,908, dated September 26, 2008, the Bidder hereby supplements the prospectus, replacing or deleting therein, as applicable, the following items:
1) Item 3.1, Controller of the Bidder, the first paragraph is replaced by the following:
“The controllers of the Bidder are the companies TICSA, an entity formed and doing business under the laws of Chile, owner of 99.9999982% of the corporate interests, which in turn is controlled by Telefónica Chile Holding BV, with 99.99% participation in, an existing entity formed under the laws of the Netherlands. For its part, the latter company is controlled by Telefónica International Holding BV, an existing entity formed under the laws of the Netherlands, with 100% participation, the latter of which is controlled by 100% owner Telefónica Internacional S.A. Unipersonal Company (Spain), an entity formed and doing business under the laws of Spain, owner of 100% of the shareholder participation. Additionally, Telefónica Internacional S.A. is controlled by the company Telefónica, S.A., with 100% participation.”
2) Item 3.4., Entities Supervised by the SVS, the second paragraph is replaced by the following:
“In addition to this, Telefónica S.A. participates indirectly, through its subsidiaries TEM Inversiones Chile Limitada, Inversiones Telefónica Móviles Holding Limitada, and Telefónica Móviles Chile Inversiones S.A., in the ownership of Telefónica Móviles Chile S.A., and Telefónica Móviles Chile Larga Distancia S.A., all of the foregoing of which it owns 100%.”
3) Item 7.5, Advertisement of the Result of the Offer, the second paragraph is replaced by the following:
“In the event that the Offer is successful, the Result Advertisement shall state the total number of shares that will be acquired by the Bidder, and the percentage of control that will be reached by the Bidder due to the Offer, pursuant to Article 212 of the Securities Exchange Law.”
4) Item 7.5, Advertisement of the Result of the Offer, the fourth paragraph is replaced by the following:
“In the event that the Offer expires due to a breach of the terms and conditions and the Bidder revokes the Offer under the terms of Section 10 of this Prospectus, the Bidder shall publish an advertisement declaring the failure of the Offer. In that case, the Bidder shall not be obliged to perform the purchase or the payment of any of the shares offered for sale.”
5) Item 7.7, System Utilized for the Realization of the Transaction, the second paragraph is replaced by the following:
“The persons that are willing to sell shares to the Bidder as a consequence of the Offer and its Initial Advertisement shall present their acceptance during the valid term of the Offer or its extension, in the form indicated in Section 9 below, named “Procedure to Accept the Offer”.”

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6) Item 7.7, System Utilized for the Realization of the Transaction, third paragraph, where it says “the Securities Department of CTC, located at Av. Providencia 111, borough of Providencia, city of Santiago, Chile,” it should say
“the Securities Department of CTC, located at Huérfanos street 770, 22 floor, borough and city of Santiago, Chile”.
7) Item 9.2, Formalities for the Acceptance of the Offer and Necessary Documents, the third paragraph is replaced by the following:
“The acceptance shall be delivered from Monday to Friday, 9:00 a.m. to 5:30 p.m., with the exception of the applicable expiration date of the Offer or its respective extension, on which the Administrator of the Offer in the aforesaid address will receive the acceptance until 12:00 a.m.”
8) Item 9.2, Formalities for the Acceptance of the Offer and Necessary Documents, No. (i) fifth paragraph, where it says “the Securities Department of CTC, accrediting that the title or titles are deposited with the Company located at Avenida Providencia 111, borough of Providencia, city of Santiago, Chile”, it should say:
“the Securities Department of CTC, accrediting that the title or titles are deposited with the Company located at Huérfanos street 770, 22 floor, borough and city of Santiago, Chile”.
9) Item 9.3, Devolution of Values, is replaced by the following:
“In the event that the Offer fails, whether by reason of the conditions pertinent thereto have not been met or for any other, the shares accepted as sold and part of the Offer, as well as all other documents required for acceptance shall be made immediately available to them, and in any event, as of 9:00 a.m. on the day of publication of an advertisement publicizing this event, or the next banking day, without generating any right to an indemnification, payment or reimbursement for the shareholders that have accepted the Offer, nor shall the same imply an obligation or responsibility of the Bidder, its agents, advisors, or representatives.”
10) Item 10, Revocation or Expiration of the Offer, last paragraph is deleted.
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA

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